ICC24 7820-CF CAP WITH FLOOR CREDITING METHOD Thank you for choosing Jackson National Life Insurance Company®, also referred to as "the Company". This crediting method endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The provisions of Your Contract remain in effect except where modified by this endorsement. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract: "CAP RATE (CR). The CR is an Index Adjustment Factor that represents the maximum Index Adjustment that will be credited to the Index Account Option value at the end of each Index Account Option term, expressed as a percentage. This limits the positive Index Adjustment that may be credited to the Index Account Option value. The CR is declared at the beginning of the Index Account Option term. If the Cap with Floor Crediting Method is elected, the declared CR(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You. If the Cap Rate is uncapped, no maximum applies. CAP WITH FLOOR CREDITING METHOD. The Cap with Floor Crediting Method credits an Index Adjustment to the Index Account Option value at the end of the Index Account Option term based on the following Index performance criteria. When the Index performance is positive, it will result in a positive Index Adjustment equal to the Index performance multiplied by the Index Participation Rate up to a maximum of the Cap Rate. When the Index performance is zero, the Index Adjustment will be zero. When the Index performance is negative, it will result in a negative Index Adjustment equal to the negative Index performance up to a maximum of the Floor percentage. FLOOR. The Floor is an Index Adjustment Factor. The Floor is the maximum negative Index Adjustment that will be credited to the Index Account Option value at the end of the Index Account Option term, expressed as a percentage. If the Cap with Floor Crediting Method is elected, the declared Floor percentage(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You. INDEX PARTICIPATION RATE (IPR). The IPR is an Index Adjustment Factor. The IPR is the percentage applied to any positive change in an underlying Index price over the initial Index price of the Index Account Option term in the calculation of the Index Adjustment. The IPR is declared at the beginning of the Index Account Option term. If the Cap with Floor Crediting Method is elected, the declared IPR(s) applicable on the Issue Date will be reflected in the transaction confirmation statement sent to You." ENDORSEMENT

ICC24 7820-CF 2 2) The following language is added to the CONTRACT OPTION PROVISIONS of the Contract. "Index-linked returns do not include the portion of returns generated by the underlying Index that come from dividends. The Index Adjustment Factors used in determining the Index Adjustment are not guaranteed and can be changed by the Company on any Index Account Option Term Anniversary, subject to the guarantees in the Supplemental Contract Data pages. Any such changes can affect the Index Adjustment. The Index Adjustment is determined as follows: Cap with Floor On the Index Account Option Term Anniversary, the Index Adjustment to the Index Account Option value will be calculated according to the following formula using the definitions below. Index Adjustment = IF (Pe - Pb) / Pb ≥ 0, THEN If uncapped (no CR) = IOCB x IPR x (Pe - Pb) / Pb Else = IOCB x MINIMUM [CR, IPR x (Pe - Pb) / Pb], IF (Pe - Pb) / Pb < 0, THEN = IOCB x MAXIMUM [(Pe - Pb) / Pb, - FLOOR] Pb = the Index price at the beginning of the Index Account Option term. Pe = the Index price on the Index Account Option Term Anniversary. IOCB = the Index Option Crediting Base on the Index Account Option Term Anniversary. CR = the CR declared at the beginning of the Index Account Option term. FLOOR= the Floor declared at the beginning of the Index Account Option term. IPR = the IPR declared at the beginning of the Index Account Option term. During the Index Account Option term: During the Index Account Option term, the Index Account Option value will be equal to the Interim Value. The Interim Value will be equal to the sum of the Fixed Income Asset Proxy and the Derivative Asset Proxy. FIXED INCOME ASSET PROXY. The Fixed Income Asset Proxy is calculated using the definitions below. IOCB is the Index Option Crediting Base on the date the Interim Value is calculated. A is the Market Value, as of the close of the Business Day at the beginning of the Index Account Option term, of a hypothetical portfolio of options designed to replicate the Index Adjustment. B is the Index Option Crediting Base at the beginning of the Index Account Option term. C is the number of days elapsed in the Index Account Option term on the date the Interim Value is calculated. D is the total number of days in the Index Account Option term.

E is the daily interest rate credited to the Fixed Income Asset Proxy during the Index Account Option term. E is calculated as follows:

$$E = \left(\frac{B}{B - A}\right)^{\frac{1}{D}} - 1$$

The Fixed Income Asset Proxy is calculated as:

$$\text{Fixed Income Asset Proxy} = \text{IOCB} \times \left(1 - \frac{A}{B}\right) \times (1 + E)^{C}$$

DERIVATIVE ASSET PROXY. The Derivative Asset Proxy is equal to the Market Value, on the date the Interim Value is calculated, of a hypothetical portfolio of options designed to replicate the Index Adjustment. The Derivative Asset Proxy uses a fair value methodology to value the replicating portfolio of options that support this product. The Company determines the methodology used to determine the Market Value of the options, which may result in values that vary, higher or lower, from other estimated values or the actual selling price of identical derivatives. Such variance may differ based on Index Adjustment Factors and may change from day to day. Valuation of the options is based on standard methods for valuing derivatives using market consistent inputs. The hypothetical portfolio consists of the following options:

- AMC - Call options with a strike price equal to the initial Index price
- OMC - Call options with a strike price equal to (1 + CR / IPR)% of the initial Index price
- OMP - Put options with a strike price equal to (1 - Floor)% of the initial Index price
- AMP - Put options with a strike price equal to the initial Index price

The Market Value of the Derivative Asset Proxy includes the estimated cost associated with selling the hypothetical portfolio of options prior to the end of the Index Account Option Term.

The Market Values of all options in the hypothetical portfolio are combined to calculate the Derivative Asset Proxy as follows:

$$\text{Derivative Asset Proxy} = \text{AMC} - \text{OMC} + \text{OMP} - \text{AMP}$$

The Interim Value will be calculated each Business Day during the Index Account Option term."

Signed for the
Jackson National Life Insurance Company

Laura Prieskorn

President

ICC24 7820-CF 3